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                     March 8, 2023

       Emi Kigo
       Capital Strategy and Affiliated Companies Finance Division
       TOYOTA MOTOR CORP/
       1 Toyota-cho, Toyota City
       Aichi Prefecture 471-8571
       Japan

                                                        Re: TOYOTA MOTOR CORP/
                                                            Form 20-F for the
Year Ended March 31, 2022
                                                            File No. 001-14948

       Dear Emi Kigo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              Masahisa Ikeda